VALASSIS

Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Revises Guidance for 2006

Livonia, Mich., June 26, 2006: Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, today announced that it lowered its diluted earnings per share (EPS) range for 2006 to $1.60 to $1.80, compared to the previously projected EPS range provided on October 20, 2005 of $1.95 to $2.15. The company attributed this shortfall to continued softness in Free-standing Insert and Neighborhood Targeted page volumes. Both segments are also experiencing pricing pressure. The company also noted that EPS will be negatively affected by the voluntary suspension of the share repurchase program as management reviews strategic alternatives to enhance shareholder value.

"While we are disappointed to lower our guidance, we continue to see momentum build toward the second half of the year," said Alan F. Schultz, Chairman, President and CEO. "We believe the fundamentals of our business remain sound, and we have experienced successes in the first half that should better position us for the future."

Management noted that the revised EPS guidance range for the second quarter is $0.38 to $0.42, compared to the previously projected EPS range provided on February 16, 2006 of $0.49 to $0.55. Management will provide third and fourth quarter guidance when second quarter results are announced on July 27, 2006.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Sherry Lauderback

Tel 734.591.7374

lauderbacks@valassis.com

Mary Broaddus

Tel 734.591.7375

broaddusm@valassis.com